STRATUS FUND, INC.
                             ARTICLES OF AMENDMENT

         STRATUS FUND, INC., a Minnesota corporation having its principal office in the City of Lincoln, Nebraska (the "Corporation"), certifies that:

         FIRST: The Articles of the Corporation is amended by reclassifying all of the shares of the Corporation's Common Stock designated Growth/Income Portfolio Shares as shares of the Corporation's Common Stock designated Union Equity Income Shares.

         SECOND:  Upon effectiveness of these Articles of Amendment:

     (a) All the  assets  and  liabilities  of the  Corporation's  Growth/Income
Portfolio shall be conveyed, transferred and delivered to the Corporation's Union Equity Income Portfolio represented by shares of the Corporation's Common Stock designated Union Equity Income Portfolio, and shall thereupon become and be assets and liabilities belonging to the Union Equity Income Portfolio;

     (b) All of the issued and outstanding shares of the Growth/Income Portfolio will be automatically, and without the need of any further act or deed, reclassified into a number of full and fractional, issued and outstanding, shares of the Corporation's Common Stock, par value $.001 per share designated Union Equity Income Portfolio equal to the aggregate net asset value of the Growth/Income Portfolio divided by the net asset value per share of the Union Equity Income Portfolio on a performance basis and as more fully set forth in the Plan of Reorganization attached hereto as Appendix A.

     (c) The shares of the Corporation's Common Stock designated Union Equity Income Portfolio shares and Union Government Securities Portfolio shares are hereby renamed Equity Income Portfolio shares and Government Securities Portfolio shares respectively; and

As a result, the Common Stock of the Corporation is designated and allocated as follows:

         Intermediate Government Bond Portfolio shares        10,000,000
         Capital Appreciation Portfolio shares                10,000,000
         Equity Income Portfolio shares                       20,000,000
         Government Securities Portfolio shares               10,000,000
         Variable Rate Portfolio shares                       10,000,000
         Money Market Portfolio shares                       100,000,000

The remaining 840,000,000 shares of the Corporation's Common Stock shall be undesignated and reserved for future issuance.

         THIRD: This amendment shall not increase the authorized capital stock of the Corporation. The amendment reclassifies the 10,000,000 authorized shares of Common Stock designated Growth/Income Portfolio shares as 10,000,000 additional shares of Common Stock designated Equity Income Portfolio shares but does not amend the description of any class of stock as set forth in the Articles.




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     FOURTH:  This amendment has been duly  authorized by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

     FIFTH: These Articles of Amendment shall be effective as of 12:01 a.m., April 30, 1994.

     IN WITNESS WHEREOF, STRATUS FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary, on the 28th day of April, 1994.



ATTEST:                         STRATUS FUND, INC.



/s/ Jean Becker                              /s/ Thomaas D. Hayes
-------------------                      By:--------------------------
Jean Becker                                 Thomas D. Hayes
Assistant Secretary                         Chairman



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                                   Appendix A
                             PLAN OF REORGANIZATION

         This Plan of Reorganization dated as of the 16th day of December 1993, (the "Plan") sets forth the procedures and actions necessary to merge the series designated Growth/Income Portfolio of the Stratus Fund, Inc. into the series of the STRATUS FUND, INC. designated Union Equity Income Portfolio.

         WHEREAS, on July 22, 1993 and December 16, 1993, the Board of Directors of the Stratus Fund, Inc. approved this Plan in substantially this form providing for the reorganization of the Growth/Income Portfolio with and into the series designated Union Equity Income Portfolio and found that such transaction was in the best interests of shareholders.

         NOW, THEREFORE, in consideration of these premises, the Board of Directors does hereby set forth the Plan of Reorganization necessary to consummate the transaction.

                         Article I. The Reorganization

         Section 1.01. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the State of Minnesota (the "MBCL"), Growth/Income Portfolio shall be reorganized with and into the series designated Union Equity Income Portfolio (the "Reorganization") following the satisfaction or waiver of the conditions set forth in Article III hereof. Following the Reorganization, the Growth/Income Portfolio shall be deemed to have redeemed all of its shares and shall cease separate existence as a registered investment management company under Subchapter M of the Internal Revenue Code.

         Section 1.02. The Reorganization shall be consummated by filing with the Secretary of State of Minnesota Articles of Amendment and such documents in such form as required by, and executed in accordance with, the relevant provisions of the MBCL. The time of filing such documents with the Secretary of State of Minnesota or such other times as determined by the Board of Directors shall be the "Effective Time" for the Reorganization, but for accounting purposes, the Reorganization shall occur at the later of 12:01 a.m. on April 1, 1994, or the Effective Time.
         Section 1.03. The Reorganization of the Growth/Income Portfolio into the Union Equity Income Portfolio shall have the effect of a reorganization of corporations, except that any liability, obligation or penalty assumed by Union Equity Income Portfolio relating to or arising from the Growth/Income Portfolio shall be satisfied first out of the assets of the Growth/Income Portfolio before recourse to any other assets of the Union Equity Income Portfolio.

         Section 1.04. At the Effective Time of the Reorganization all property of every description, and all interests, rights, privileges and powers of the Growth/Income Portfolio, subject to all liabilities of, whether accrued, absolute, contingent or otherwise (such assets subject to such liabilities there are herein referred to as the "Assets") will be transferred and conveyed by the Growth/Income Portfolio to the Union Equity Income Portfolio and will be assumed by Union Equity Income Portfolio, such that at and after the Effective Time of the Reorganization, the Assets (including liabilities) of the Growth/Income Portfolio will become Assets of the Union Equity Income Portfolio.

         Section 1.05. The Articles of Incorporation and Bylaws of the Stratus Fund shall remain in effect at the Effective Time as the Articles of Incorporation and Bylaws of Stratus Fund, Inc., except to the extent amended to reclassify the shares of the Growth/Income Portfolio as Union Equity Portfolio shares.



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         Section  1.06.  In exchange  for the  transfer of assets  described  in
Section 1.04, each share and each fractional share of Growth/Income Portfolio common stock (the "Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into fully paid and non-assessable Union Equity Income Portfolio shares and/or fractions thereof of Stratus Fund equal to the net asset value of the shares of the Growth/Income Portfolio so held, as described in Article V of the Articles of Incorporation of Stratus
Fund, as supplemented by the resolution of the Board of Directors of Stratus Fund establishing such Union Equity Income Portfolio shares.

         Section 1.07. At the Effective Time of the Reorganization, each shareholder of the Growth/Income Portfolio will have the right to receive any unpaid dividends or other distributions which were declared before the Effective Time of the Reorganization with respect to shares held by the shareholder immediately prior to the Effective Time of the Reorganization. To facilitate the foregoing issuance, the Company will establish open accounts in the name of each holder of shares representing the number of shares of the Growth/Income Portfolio owned by each such shareholder as a result of the Reorganization.

                         Article II. Transfer of Shares

         Section 2.01. (a) Prior to the Effective Time, Smith Hayes Portfolio Management, Inc. shall be designated to act as transfer agent for the Stratus Fund in connection with the Reorganization. At the Effective Time, ownership of the Shares by each registered holder thereof, as evidenced by a book entry on the books of registry maintained by the transfer agent, will become ownership of a number of Union Equity Income Portfolio shares, identically registered, without additional notice to such registered holder.

         (b) After the Effective Time, there shall be no transfers in the stock transfer books of Stratus Fund for Growth/Income Portfolio shares. Any such purported transfer shall be deemed a transfer of Union Equity Income Portfolio shares to which such shares have been converted.

         Article III. Conditions to Consummation of the Reorganization

         Section 3.01. The consummation of the Reorganizations is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) This Plan shall have been adopted by the affirmative vote of the shareholders of the Growth/Income Portfolio by the requisite vote in accordance with applicable law;

         (b) No statute, rule, regulation, executive order, decree or injunction shall be enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Reorganization;

         (c) No suit, action, claim, proceeding or investigation before any court, arbiter or administrative government or regulatory body, United States or foreign, shall have been threatened or shall have been commenced and be pending against the Stratus Fund or any of its respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by, or challenging any of the terms or provisions of, the Plan or seeking damages in connection therewith;

         (d) All approvals, consents, authorizations, orders and waivers from governmental and regulatory agencies and third parties required to consummate the transactions contemplated hereby (including the order of the Securities and Exchange Commission declaring effective the Post-Effective Amendment to the Stratus Fund's Registration Statement on Form N-1A registering the Union Equity Income Portfolio shares under the

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Securities Act of 1933), which, either individually or in the aggregate,  if not obtained would preclude the Reorganization from occurring without a violation of law or would have a material adverse effect on the financial condition, results of operations or business of either party taken as a whole following the Reorganization shall have been obtained.

         (e) The Stratus Fund will have received an opinion of Cline, Williams, Wright, Johnson & Oldfather to the effect that (i) the shares of the Union Equity Income Portfolio issued pursuant to this Plan will, when issued in accordance with the provisions hereof, be legally issued, fully paid and non-assessable; and (ii) the reorganization will not give rise to the recognition of income, gain or loss for Federal income tax purposes to either of the Portfolios or their respective shareholders.

                       Article IV. Termination; Amendment

         Section 4.01. This Plan may be terminated and the Reorganization contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding the approval thereof of the Growth/Income Portfolio, upon order of the Board of Directors of the Stratus Fund.

         Section 4.02. This Plan may be amended by action taken by the Board of Directors of the Stratus Fund at any time before or after approval of this Plan by the respective shareholders thereof but, after any such approval, no amendment shall be made which adversely affects the rights of such shareholders hereunder without the approval of such shareholders in the same manner as required for approval of this Plan. This Plan may not be amended except by an instrument in writing signed on behalf of the Board of Directors of the Stratus Fund.